EXHIBIT 5.1

April 12, 2013

Tribute Pharmaceuticals Canada Inc. 57 Martin Street Milton, Ontario Canada L9T 2R1

Dear Sirs:

Re:	Tribute Pharmaceuticals Canada Inc. – Registration Statement on Form S-1

We have acted as Canadian counsel to Tribute Pharmaceuticals Canada Inc. (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) registering up to 22,725,000 common shares of the Company comprised of (i): 11,362,500 common shares (the “Shares”), (ii) 5,681,250 common shares (the “Series A Warrant Shares”) issuable upon exercise of 5,681,250 Series A warrants (the “Series A Warrants”) and (iii) 5,681,250 common shares (the “Series B Warrant Shares”) issuable upon exercise of 5,681,250 Series B warrants (the “Series B Warrants”).  The Shares Series, A Warrants and Series B Warrants were issued by the Company on February 27, 2013, March 5, 2013 and March 14, 2013.

In providing the opinions set forth herein, we have examined such documents and corporate records of the Company as we have deemed necessary as the basis for such opinions, including a copy of the written resolutions of the Board of Directors dated as of February 26, 2013, which we have assumed remain in full force and effect unamended as of the date hereof.  In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof. In particular, in respect of the opinion expressed in paragraph 1 below, we have relied upon a Certificate of Status dated April 12, 2013 issued by the Province of Ontario Ministry of Government Services in respect of the Company pursuant to the provisions of the Business Corporations Act (Ontario).

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario, Canada and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation incorporated and existing under the Business Corporations Act (Ontario).

2.	The Shares have been validly authorized and issued and are outstanding as fully paid and non-assessable common shares in the capital of the Company.

3.	The Series A Warrants and the Series B Warrants have been validly authorized and issued.

4.
The Series A Warrant Shares and Series B Warrant Shares have been validly authorized, allotted and reserved for issuance and upon exercise of the Series A Warrants and Series B Warrants, respectively, in accordance with the terms of the Series A Warrants and Series B Warrants, as applicable, the Series A Warrant Shares and Series B Warrant Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Yours truly,

(signed) "Fogler, Rubinoff LLP"